Exhibit 99.1

DESIGN WITHIN REACH, INC. REPORTS FIRST QUARTER 2006 RESULTS

SAN FRANCISCO, CA (May 16, 2006) – Design Within Reach, Inc. (NASDAQ: DWRI) today reported financial results for the first quarter ended April 1, 2006.

Net sales for the first quarter of 2006 were $35.0 million, a decrease of approximately 1.4% from the $35.5 million recorded in the first quarter of 2005. Net loss for the first quarter of 2006 was $4.2 million, or $(0.30) per diluted share, compared to net earnings of $0.9 million, or $0.06 per diluted share, in the first quarter of 2005. Included in the first quarter 2006 results are approximately $895,000 of professional consulting fees relating to Sarbanes-Oxley compliance and additional audit fees compared to the first quarter of 2005.

“I’m excited about the opportunity to lead a turnaround at Design Within Reach and am committed to instituting some major, but necessary, changes in the coming months,” said Ray Brunner, CEO, Design Within Reach. “Having been with the Company since 2002, I have a strong understanding of our core competencies and firmly believe that our problem is not at the top-line, but an expense and control issue. Over the past several years, we have veered away from some of the basic tenets that made our business so successful by introducing products with lower unit costs and lower inventory turnover, and we have invested heavily in overhead. We are currently examining every line item to return to the fundamentals of cost control and bring DWR back to profitability.”

Net sales by distribution channel were as follows:

•	In-person sales (including sales in studios and by Design Within Reach’s direct sales force) were approximately $20.9 million in the first quarter, a 12.0% increase from the same period last year. However, growth was lower than anticipated due to the entrance into smaller urban markets in fiscal 2005, a reduction in price promotions offered to customers and higher deferred revenue. Design Within Reach has opened seven studios year-to-date, and has two under construction most of which were related to leases signed in fiscal 2005. The Company currently does not plan to open any additional studios in fiscal 2006.

•	Direct sales (including phone sales and sales through the Design Within Reach website) decreased approximately 18% to $10.7 million in the first quarter of 2006. The Company’s online sales were down 16% due to a reduction in marketing price promotions from the same period last year and phone sales were down 22%. While Design Within Reach believes its direct sales channels offer a convenient shopping forum for its customers, the Company plans to carefully examine the costs associated with these channels, particularly customer prospecting effectiveness and catalog profitability.

Gross profit margin was 41.1% in the first quarter of 2006, compared to 43.8% in the same period last year. The decrease in gross margin was due to a combination of factors, including reduced shipping and handling income, as well as a greater number of authorized reproductions in the Company’s classic assortment, on which the Company receives a smaller margin than on other products.

Selling, general and administrative expenses increased to approximately $21.0 million in the first quarter of 2006, from $14.2 million in the comparable period last year. The significant year-over-year increase is primarily due to costs associated with additional personnel and occupancy expenses, increased consulting and audit fees and stock-based compensation charges following the adoption of SFAS 123R.

Guidance

Design Within Reach is reducing its 2006 sales guidance to approximately $175 million, the low end of its previously issued sales guidance of $175 million to $185 million. Given plans to re-evaluate the Company’s strategy and prioritize cost cutting measures, Design Within Reach is not providing annual earnings guidance at this time and any previously-issued guidance should not be relied upon. The Company intends to issue fiscal 2006 earnings guidance at an appropriate time after it has developed a cost cutting plan for profitability.

Conference Call

Design Within Reach, Inc. will host a conference call today, May 16, 2006 at 2:00 p.m. Pacific (5:00 p.m. Eastern). The call, which will be hosted by Ray Brunner, Chief Executive Officer, and Ken La Honta, Chief Financial Officer, will be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.dwr.com. The webcast will also be archived online within one hour of the completion of the conference call and available at www.dwr.com.

About Design Within Reach, Inc.

Design Within Reach, Inc., founded in 1998 and headquartered in San Francisco, is an integrated multi-channel provider of distinctive modern design furnishings and accessories. The Company markets and sells its products to both residential and commercial customers nationwide through the DWR catalog, studios, website and direct sales force, and a single common “in stock and ready to ship” inventory.

“Design Within Reach” is a registered trademark of Design Within Reach, Inc.

This press release includes forward-looking statements, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for Design Within Reach’s markets and the demand for its products. Factors that could cause Design Within Reach’s actual results to differ materially from these forward-looking statements including the following: if we are unable to continue to increase our net sales while reducing our promotional discounts, our profitability may be impaired; if we fail to offer merchandise that our customers find attractive, the demand for our products may be limited; we do not have long-term vendor contracts and as a result we may not have continued or exclusive access to products that we sell; our business depends, in part, on factors affecting consumer spending that are not within our control; our business will be harmed if we are unable to implement our growth strategy successfully; the expansion of our studio operations could result in increased expenses with no guarantee of increased earnings; if we do not manage our inventory levels successfully, our operating results will be adversely affected; we depend on domestic and foreign vendors, some of which are our competitors, for timely and effective sourcing of our merchandise; declines in the value of the U.S. dollar relative to foreign currencies could adversely affect our operating results; and we face intense competition and if we are unable to compete effectively, we may not be able to maintain profitability. Please refer to our reports and filings with the Securities and Exchange Commission, including our latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

Contact:	Ken La Honta
Design Within Reach, Inc.
klahonta@dwr.com
(415) 676-6500

Investor Relations:	Andrew Greenebaum/Christine Lumpkins
Integrated Corporate Relations, Inc.
agreenebaum@icr-online.com; clumpkins@icr-online.com
(310) 395-2215

— Financial Tables Follow —

Design Within Reach, Inc.

Condensed Statements of Earnings

(Unaudited)

(amounts in thousands, except per share data)

	Thirteen weeks ended
	April 1, 2006	April 2, 2005
Net sales	$34,970	$35,465
Cost of sales	20,588	19,927

Gross margin	14,382	15,538
Selling, general and administrative expenses	21,010	14,207

Earnings (loss) from operations	(6,628)	1,331
Other income (expense):
Interest income	86	115
Interest expense	(49)	(10)
Other income (expense), net	43	2

Total Other income	80	107

Earnings (loss) before income taxes	(6,548)	1,438
Income tax expense (benefit)	(2,329)	554

Net earnings (loss)	$(4,219)	$884

Net earnings (loss) per share:
Basic	$(0.30)	$0.07
Diluted	$(0.30)	$0.06
Weighted average shares used in calculation of net earnings per share:
Basic	14,231	13,131
Diluted	14,231	14,706

Design Within Reach, Inc.

Condensed Balance Sheets

(Unaudited)

(amounts in thousands, except per share data)

	April 1, 2006	December 31, 2005	April 2, 2005
			(restated)
ASSETS
Current assets
Cash and cash equivalents	$990	$3,428	$2,684
Investments	8,250	9,652	13,500
Inventory	38,492	31,239	25,771
Accounts receivable (less allowance for doubtful accounts of $265, $253 and $23)	2,138	1,568	1,863
Prepaid catalog costs	1,252	1,237	2,053
Deferred income taxes	2,290	2,569	5,814
Other current assets	4,517	4,125	2,797

Total current assets	57,929	53,818	54,482

Property and equipment, net	26,592	25,474	22,243
Non-current investments	—	—	2,953
Deferred income taxes, net	9,694	7,365	1,201
Other non-current assets	885	676	579

Total assets	$95,100	$87,333	$81,458

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$23,121	$18,056	$13,875
Accrued expenses	8,360	5,415	5,919
Deferred revenue	3,354	1,690	2,024
Customer deposits and other liabilities	1,854	2,898	2,208
Bank credit facility	1,649	—	—
Capital lease obligation, current portion	105	114	112

Total current liabilities	38,443	28,174	24,138

Deferred rent and lease incentives	5,131	4,470	2,543
Capital lease obligation	—	22	112
Deferred income tax liabilities	1,127	1,127	1,042

Total liabilities	44,701	33,793	27,835

Commitments and Contingencies
Stockholders’ equity
Preferred stock – $0.001 par value; 10,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock – $0.001 par value; authorized 30,000 shares; issued and outstanding, 14,328, 14,042 and 13,739 shares	14	14	14
Additional paid-in capital	55,774	55,756	53,243
Deferred compensation	—	(628)	(1,345)
Accumulated other comprehensive loss	(359)	(789)	(431)
Accumulated earnings (deficit)	(5,030)	(811)	2,142

Total stockholders’ equity	50,399	53,542	53,623

Total liabilities and stockholders’ equity	$95,100	$87,333	$81,458

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